Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., June 25, 2015 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, declared a quarterly dividend of $.13 per share. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We are happy to announce, again, a $.13 per share cash dividend to shareholders of record July 6, 2015 payable July 31, 2015. The nature of our business remains a highly personal process of people serving and people trusting people. As we move through this year, we remain committed to serving our customers with unparalleled service, responsiveness, and attention to detail as Charleston's senior bank."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, (843) 724-1500